Exhibit 5.1

March 22, 2017

K12 Inc.

2300 Corporate Park Drive

Herndon, VA 20171

Re:                                Post-Effective Amendment No. 1 to Registration Statements on Form S-8 relating to K12 Inc. 2016 Incentive Award Plan

Ladies and Gentlemen:

I have acted in my capacity as General Counsel of K12 Inc. (the “Company”), in connection with the post-effective amendment of its Registration Statement on Form S-8 (Registration No. 333-213033) (the “Initial Registration Statement”), its Registration Statement on Form S-8 (Registration No. 333-206083) (the “Second Registration Statement”), its Registration Statement on Form S-8 (Registration No. 333-198608) (the “Third Registration Statement”) and its Registration Statement on Form S-8 (Registration No. 333-148436) (the “Fourth Registration Statement,” and together with the Initial Registration Statement, the Second Registration Statement and the Third Registration Statement, the “Registration Statements”). The Initial Registration Statement relates to the registration of the issue, offer and sale of a total of 1,587,259 shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”), the Second Registration Statement relates to the registration of the issuance, offer and sale of 1,533,412 shares of the Common Stock, the Third Registration Statement relates to the registration of the issuance, offer and sale of 9,457,224 shares of the Common Stock and the Fourth Registration Statement relates to (among other things) the registration of the issuance, offer and sale of a total of 784,313 shares of the Common Stock pursuant, in each case, to the K12 Inc. 2007 Equity Incentive Award Plan (the “Prior Plan”)(which includes certain shares under other prior equity incentive plans of the Company pursuant to the terms of the Prior Plan) and awards of shares and awards of rights to acquire shares of Common Stock made to employees, consultants and directors of the Company pursuant to the Prior Plan. The Prior Plan has been replaced by the K12 Inc. 2016 Incentive Award Plan (the “Plan”) and no further awards may be made under the Prior Plan or any equity incentive plan of the Company, other than the Plan.  Shares of Common Stock to which the Registration Statements relate are referred to herein as the “Registered Shares.” Certain of the Registered Shares are not subject to outstanding awards and certain of the Registered Shares are subject to various outstanding equity awards, but may become available again for award under the Plan, as indicated below.

The Registration Statements are being amended by the Company by means of a Post-Effective Amendment No. 1 to each of the Registration Statements (the “Post-Effective Amendments”) to roll over to the Plan Registered Shares that are not covered by an outstanding award under the Prior Plan and Registered Shares allocated to existing awards under the Company’s prior equity incentive plans as of the effective date of the Plan that may subsequently expire, get forfeited or become settled in cash and available again for award under the Plan, subject to the limitations in the Plan.  Awards of rights to acquire shares of Common Stock outstanding under the Plan on the date hereof and hereafter made pursuant to the Plan are collectively referred to herein as “Awards.”

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of shares of Common Stock pursuant to Awards and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan.  For purposes of rendering the opinion expressed below, I have assumed: (i) that any conditions to the issuance of the shares of Common Stock pursuant to the Plan and the Awards made thereunder have been or will be satisfied in full at the time of each issuance of shares of Common Stock pursuant to the Plan and (ii) that, at the time of issuance of each of the shares of Common Stock pursuant thereto, the Plan will remain in effect and will not have been amended or modified in any manner that affects adversely the validity of the shares of Common Stock upon issuance under the terms of the Plan, and none of the Awards and the agreements, documents and instruments governing the award, offer and sale of the shares of Common Stock pursuant to the Plan (collectively, the “Award Documents”) will contain any provision, inconsistent with such opinion. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.

I am opining herein as to the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, I am of the opinion that, subject to the Post-Effective Amendments becoming effective under the Securities Act of 1933, as amended (the “Act”), and compliance with all other applicable securities laws, the issuance of shares of Common Stock after the date on which the Post-Effective Amendments become effective pursuant to Awards, when issued in accordance with the terms of the Plan and the terms of the applicable Award Documents upon receipt by the Company of payment for such shares of Common Stock of an amount of cash, or other legal consideration having a value, of not less than the aggregate par value of such shares of Common Stock and duly registered on the Company’s stock transfer records in the name or on behalf of the persons acquiring such shares of Common Stock pursuant to the Plan and applicable Award Documents, will be validly issued, fully paid and nonassessable.

I have assumed for purposes of the opinion paragraph above that the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  I consent to your filing this opinion as an exhibit to each of the Registration Statements.

Very truly yours,

/s/ Howard D. Polsky
Howard D. Polsky

Executive Vice President, General Counsel and Secretary